Exhibit (c)

The Harman Group
Corporate Finance, Inc.
96 East Granville Road
Worthington, Ohio 43085

                                                              September 12, 2002

Board of Directors
Royal Precision, Inc.
535 Migeon Avenue
Torrington, Connecticut 06790

Members of the Board:

     You have requested the opinion of The Harman Group Corporate Finance, Inc. ("The Harman Group") as to the fairness, from a financial point of view, to the common shareholders (the "Shareholders") of Royal Precision, Inc. ("Royal Precision" or the "Company"), of the consideration (the "Consideration") to be received by the Shareholders of Royal Precision Common Stock, $0.001 par value (the "Common Stock"), in the merger transaction (the "Merger") as indicated in the Agreement and Plan of Merger (the "Agreement"), draft (v4) dated September 2002, among Royal Associates, Inc. (ARA"), RA Merger Sub, Inc., a wholly owned subsidiary of RA, and Royal Precision, Inc.

     The Agreement states that each share of Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $0.10 in cash.

     The Harman Group has acted as financial advisor to the Board of Directors in connection with this transaction, for the purpose of rendering an opinion with respect to the fairness, from a financial point of view, of the consideration, to be paid in cash to the Shareholders, pursuant to the Agreement. In this capacity, we have among other things, (i) reviewed the Agreement from a financial point of view, (ii) reviewed various current and historical financial statements and information of the Company, provided by the Company and publicly available, including audited financial statements for the last five years, latest available quarterly statements, and certain other business and financial information supplied to us by the Company with respect to the Company's operating performance and condition, (iii) conducted discussions with the senior management of the Company regarding its assets and operations, business plans and strategies, past and current financial performance, financial condition and future prospects, (iv) reviewed forecasts for the Company prepared by the Company's management, (v) considered the capitalization and financial condition of the Company, (vi) considered the discounted cash flow value and orderly liquidation value of the Company, (vii) analyzed available information concerning other companies whose business or businesses it believed to be generally comparable, in whole or in part, to that of the Company, and, (viii) reviewed such other materials and conducted such other investigations as we deemed appropriate.

     In our review and analysis, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information that the Company has provided to us or which is publicly available. We have not made or obtained any independent evaluation or appraisal of the properties, facilities, assets, or liabilities (contingent or otherwise) of the Company. We have reviewed financial forecasts prepared by management. However, for our analysis we prepared our own forecast of the Company's future financial performance. We have relied upon the fact that the Company and the Board of Directors are advised by legal counsel, and we have accordingly assumed, without independent verification, that the Agreement, all other communications to the Shareholders regarding the Agreement and Per Share Purchase Price, and all public filings, are and will be accurate and complete.

     As provided for in our engagement letter dated August 28, 2002, our engagement is limited to providing an opinion as to whether the Consideration of $0.10 to be paid for the outstanding shares of the Common Stock is fair, from a financial point of view, to the holders of such Common Stock. We have not been retained to solicit other entities for purposes of a business combination with the Company, provide advice with respect to, and have not considered, any other matter, including without limitation, the legality of the Agreement, the timing, structure, negotiation or disclosure of the Agreement; the entire fairness of the transaction; or the satisfaction of the duties owed by the Board of Directors to the Shareholders.

    Our opinion is based solely upon the information set forth herein as reviewed by us and circumstances, including economic, market and financial conditions, existing as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used both in preparing this opinion and in the documents reviewed by us. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

     Subject to the foregoing and based on our analysis and upon such other factors as we deem relevant, including our assessment of general economic and market conditions, it is our opinion that as of the date hereof, the proposed Consideration of $0.10, to be paid in cash, is fair to the Shareholders, from a financial point of view.

                                        Yours truly,

                                        The Harman Group
                                        Corporate Finance, Inc.



                                        Howard P. Zitsman
                                        President

                                      II-2